Exhibit 99.1

TN-K Energy Group Inc. Announces Commencement of Drilling Operations

Crossville, TN -- (GlobeNewswire)—November 10, 2009—TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today that the company commenced drilling operations on the David Irwin Well #1 on November 9, 2009.  The maximum depth of the known producing formations in the immediate area is approximately 2,000 feet. The company anticipates completion of drilling operations within 10 days.

“We feel this lease has great potential due to several producing wells in the immediate area,” said Ken Page, the company’s President. There are several producing wells in six known formations within approximately 5,000 feet of this lease. The known producing formations are the Granvelle, Sunnybrook, Stones River, Murfreesbro, Wells Creek and the Knox formations

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company that has recently begun operations in the energy sector through the leasing of acreage in Tennessee and Kentucky.  It is our intent to expand our operations to include the sale of oil and natural gas and the leasing of additional properties for oil, natural gas and coal production.  Presently, our assets include the leases for approximately 43 acres in Kentucky and Tennessee.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599